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FOR IMMEDIATE RELEASE
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Contacts:
             Public Relations                                Investor Relations
             ----------------                                ------------------
Paula Wheeler                 Aimee Thompson                 Jim DeYoung
Peapod, Inc.        or        Edelman Public Relations       Winston Partners
(847) 583-6412                (312) 297-7021                 (312) 855-0439



               PEAPOD ACQUIRES STREAMLINE.COM, INC.'S OPERATIONS
                              IN TWO KEY MARKETS
      Exits Texas and Ohio; Announces Plans to Enter Baltimore-Washington

Chicago, September 7, 2000 - Peapod, Inc. (NASDAQ: PPOD) today announced that it has acquired Streamline.com, Inc.'s (NASDAQ: SLNE) operations in Chicago and Washington, D.C., and that it will exit from the Texas and Ohio markets. These actions are part of Peapod's overall strategic plan for growth and future profitability, including its plans to use a centralized distribution model in every market in which it offers online shopping and delivery service.

Under the purchase agreement with Streamline, Peapod will pay approximately $12 million in cash for the operating assets comprising Streamline's operations in the Chicago and Washington, D.C., markets, including the facilities, an established customer base and an existing workforce and management. Peapod will also assume the capitalized lease obligations associated with the purchased assets. The acquisition of Streamline's Washington, D.C., operations, will allow Peapod, working with a retail subsidiary of Royal Ahold, to begin offering service under the Peapod brand in the Baltimore-Washington area as soon as the fourth quarter of 2000, earlier than originally planned. As part of the acquisition, Peapod will assume the lease of the centralized distribution center located in Gaithersburg, Md., from which Peapod will fulfill its orders. Peapod will also take over operations of the Chicago facility, located in Lake Zurich, Ill.

"As Peapod's immediate growth focus is along the East Coast and in Chicago, we have taken a major strategic step by purchasing Streamline's Chicago and Washington, D.C., operations and by exiting Texas and Ohio," said Marc van Gelder, president and chief executive officer of Peapod. "This acquisition will speed our time-to-market entry in the Baltimore-Washington market and provide state-of-the-art facilities, including expansion space for our Chicago operations."

"Peapod's expansion along a centralized distribution model, a highly scaleable model that promotes fast, accurate and efficient picking and packing of our customers' orders, better positions us to build a profitable business as we continue to provide our customers with a high-quality, convenient service," van Gelder continued.


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As part of its focused market strategy, Peapod will exit Columbus, Ohio and three markets in Texas - Houston, Austin and Dallas - by September 15. Customers in Columbus and Texas will still be able to take advantage of Peapod's national, non-perishable delivery service, "Peapod Packages."

These actions complete Peapod's exit from an in-store picking model and the Company's conversion to its centralized distribution model. This centralized model employs formats for both large and smaller markets: free-standing warehouse facilities and smaller, fast-pick fulfillment centers.

At the end of June 2000, Royal Ahold, a leading international food provider, acquired a 51% equity interest in Peapod. Peapod is now capitalizing on several elements of this Ahold relationship that it considers key to its future growth plans. In addition to leveraging Ahold's strong retail brands along the East Coast, Peapod has entered into a supply and services agreement with Ahold that enables Peapod to purchase products more efficiently, an important competitive advantage. In June of this year, Peapod worked with Ahold-owned Stop & Shop to open service in southern Connecticut.

Founded in 1989, Peapod, Inc., "Your Personal Grocer & More," is a leading Internet grocer, providing consumers with broad product choices for local and national delivery service. Peapod is also a provider of targeted media and research services to consumer packaged goods companies, offering its unique medium for targeting promotions and advertising at the point of purchase and conducting cost-effective research. The Company's shares trade on the NASDAQ under the symbol "PPOD."

Except for historical matters contained herein, the matters discussed in this press release, including statements herein regarding Peapod's expansion strategy, its market positioning and its future prospects and profitability are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Peapod's business and prospects and cause actual results to differ materially from these forward-looking statements.

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